UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                               ______________

                                  FORM 8-K


                          CURRENT REPORT PURSUANT
                       TO SECTION 13 OR 15 (D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported)   May 2, 2006

                     Commission File Number: 000-14047

                     LIBERTY DIVERSIFIED HOLDINGS, INC.
           (Exact name of registrant as specified in its charter)

     Nevada                                                 04-2392188
(State or jurisdiction of                 (IRS Employer Identification No.)
 incorporation or organization)


                   2100 West Orangewood Avenue, Suite 220
                         Orange, California  92868
        (Address of principal executive offices, including zip code)

                               (949) 376-4846
            (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


                     LIBERTY DIVERSIFIED HOLDINGS, INC.

Section 1 Registrant's Business and Operations

Item 1.02 Termination of a Material Definitive Agreement

On April 29 2006, Liberty Diversified Holdings, Inc. (the "Company") and its former wholly owned subsidiary eWorldMedia, Inc. ("eWorldMedia") terminated the Consulting Agreement for Travel Services and Technologies dated September 23, 2005 ("Agreement") with Xquisite Enterprises, LLC ("Xquisite") by written notice for cause.

The Agreement provided that Xquisite would create an effective travel technology search engine for eWorldMedia's use. On November 9, 2005, eWorldMedia notified Xquisite of the shortcomings of its travel engine and there were no attempts made to remedy the breach. As partial compensation, the Company, on behalf of its former wholly owned subsidiary and before the sale of said subsidiary, had paid to Xquisite $35,000 in cash and issued a stock certificate representing 50,000 shares of the Company's Series B Convertible Preferred Stock.

There was no material relationship between the Company or its affiliates and any of the parties, other than with respect to its relationship with its former wholly owned subsidiary, eWorldMedia, and this Agreement.

The Company has requested a return of all compensation paid to Xquisite for non-performance. No other monies are payable by the Company pursuant to this Agreement.

While the decision to terminate was made by the Company and eWorldMedia, the Company is confident that, pursuant to the terms of the Agreement, it has no further obligations under the Agreement. The Company has not incurred any early termination penalties pursuant to the Agreement, other than the possible forfeiture of compensation which has already been paid to Xquisite and which may be subject to further negotiation.



                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Date:  May 2, 2006                LIBERTY DIVERSIFIED HOLDINGS, INC.


                                  By: /S/ Ron Touchard
                                  -------------------------------------
                                         Ron Touchard
                                         Chief Executive Officer